FORM 8-K

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549



                               CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the
                     Securities and Exchange Act of 1934


Date of Report (Date of earliest
event reported):                                          September 28, 1995
                                                          ------------------

                             PCT HOLDINGS, INC.
          --------------------------------------------------------
           (Exact name of registrant as specified in its charter)



         Nevada                     0-26088                  87-0431483
         ------                     -------                  ----------
     (State or other              (Commission               (IRS Employer
     jurisdiction of             File Number)              Identification
    incorporation or                                            No.)
      organization)

          434 Olds Station Road, Wenatchee, WA                98801
         ---------------------------------------           ----------
         (Address of Principal Executive Office)           (Zip Code)

Registrant's telephone number,
including area code:                                     (509) 664-8000
------------------------------                           --------------

                                    None
        ------------------------------------------------------------
        (Former name or former address, if changed since last report)

Item 5.  Acquisition or Disposition of Assets.
---------------------------------------------

          As of September 28, 1995, PCT Holdings, Inc., a Nevada corporation (the "Company"), entered into a letter of intent (the "Letter of Intent") with Morel Industries, Inc., a Washington corporation ("Morel"), to acquire Morel. The proposed acquisition is subject to the negotiation and execution of a definitive agreement by both parties, the approval of both Boards of Directors and the approval of the shareholders of Morel. Except for certain provisions, the Letter of Intent is not binding on either the Company or Morel.

          As proposed by the Letter of Intent, the Company would form a wholly-owned subsidiary under the laws of the State of Washington (the "Acquisition Corporation"). Acquisition Corporation would merge with and into Morel, with Morel being the surviving corporation (the "Merger"). The transaction is intended to be treated as a statutory merger pursuant to
Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, and applicable regulations.

          In consideration for the shares of Morel to be surrendered in the Merger, the shareholders of Morel would receive an aggregate of 937,931 unregistered, nonassessable shares of common stock, $.001 par value per share, of the Company (the "Company Common Stock"), provided that on the date on which the definitive agreement is executed (the "Signing Date") the closing bid price of the Company Common Stock as traded on the NASDAQ SmallCap Market is not lower than $6.25 nor higher than $8.25 per share. In the event that the closing bid price of the Company Common Stock is lower than $6.25 or higher than $8.25 per share on the Signing Date, the number of shares of the Company Common Stock to be received by the shareholders of Morel would be increased or decreased, as the case may be, calculated by dividing $6.8 million by the closing bid price of the Company Common Stock on the Signing Date.

          The Letter of Intent also provides that if the Company proposes to register any Company Common Stock under the Securities Act of 1933, as amended, so that any of its shareholders may offer to sell Company Common Stock to the general public, the former shareholders of Morel may request that up to 50% of the shares of the Company that are received by them in the Merger, and that are not at the time of such registration eligible for resale under Rule 144, be included in such registration.

          Morel was founded in 1909 in Seattle, Washington, and recently moved its operations to Entiat, which is approximately 15 miles from the Company's headquarters in Wenatchee, Washington. Morel manufactures precision cast aluminum parts and components mainly for the heavy truck and aerospace industries. Morel's principal place of business is 14351 Shamel Street, Entiat, Washington.

Item 7.     Financial Statements, Pro Forma Financial Information
            and Exhibits.
------------------------------------------------------------------

          1.(a) Financial Statements of Business Acquired. It is impractical for the Company to provide the required financial statements of Morel at this time. The Company undertakes that it will file the required financial statements no later than 60 days after this Current Report must be filed.

          (b) Pro Forma Financial Statement. It is impractical for the Company to provide required pro forma financial information relative to the combined operations of the Company and Morel and the Company's other subsidiaries at this time. The Company undertakes that it will file the required pro forma financial information no later than 60 days after this Current Report must be filed.

          2. Exhibits. The following are filed as exhibits to this Current
Report:

          (a) Letter of Intent, dated as of September 28, 1995, by and between PCT Holdings, Inc. and Morel Industries, Inc.

          (b) Press Release issued by the Company on October 3, 1995.


                                 SIGNATURES

            Pursuant to the requirements of the Securities
Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                        PCT HOLDINGS, INC.


                        By: DONALD A. WRIGHT
                            -------------------------------------
                            Donald A. Wright
                            President and Chief Executive Officer


Dated:  October 11, 1995